Exhibit 15 (a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-140784, 333-151797, 333-157477, 333-165017, 333-172329, 333-179692, 333-186849) of Koninklijke Philips N.V. of our reports dated February 25, 2020, with respect to the consolidated financial statements of Koninklijke Philips N.V. and the effectiveness of internal control over financial reporting of Koninklijke Philips N.V. included in this Annual Report (Form 20-F) of Koninklijke Philips N.V. for the year ended December 31, 2019.

/s/ Ernst & Young Accountants LLP

Amsterdam, the Netherlands
February 25, 2020